UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 16, 2017 (February 13, 2017)

GUIDED THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS Employer Identification No.)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of principal executive offices)		30092 (Zip Code)

Registrant’s telephone number, including area code: (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry Into a Material Definitive Agreement

On February 13, 2017, Guided Therapeutics, Inc. (the “Company”) entered into a securities purchase agreement with Auctus Fund, LLC for the issuance and sale to Auctus of $170,000 in aggregate principal amount of a 12% convertible promissory note for an aggregate purchase price of $156,400 (representing a $13,600 original issue discount). On February 13, 2017, the Company issued the note to Auctus. Pursuant to the purchase agreement, the Company also issued to Auctus a warrant exercisable to purchase an aggregate of 200,000 shares of the Company’s common stock.

Pursuant to the purchase agreement, Auctus may not engage in any “short sale” transactions of the Company’s common stock.

The purchase agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. The purchase agreement also provides for customary indemnification of Auctus by the Company.

The warrant is exercisable at any time, at an exercise price per share equal to $0.77 (110% of the closing price of the common stock on the day prior to issuance), subject to certain customary adjustments and price-protection provisions contained in the warrant. The warrant has a five-year term.

The note matures nine months from the date of issuance and, in addition to the original issue discount, accrues interest at a rate of 12% per year. The Company may prepay the note, in whole or in part, for 115% of outstanding principal and interest until 30 days from issuance, for 125% of outstanding principal and interest at any time from 31 to 60 days from issuance, and for 130% of outstanding principal and interest at any time from 61 days from issuance to 180 days from issuance.

After six months from the date of issuance, Auctus may convert the note, at any time, in whole or in part, into shares of the Company’s common stock, at a conversion price equal to the lower of the price offered in the Company’s next public offering or a 40% discount to the average of the two lowest trading prices of the common stock during the 20 trading days prior to the conversion, subject to certain customary adjustments and price-protection provisions contained in the note.

The note includes customary events of default provisions and a default interest rate of 24% per year. Upon the occurrence of an event of default, Auctus may require the Company to redeem the note (or convert it into shares of common stock) at 150% of the outstanding principal balance plus accrued and unpaid interest.

In connection with the transaction, the Company agreed to reimburse Auctus for $30,000 in legal and diligence fees, of which the Company paid $10,000 in cash and $20,000 in restricted shares of common stock, valued at $0.40 per share (a 42.86% discount to the closing price of the common stock on the day prior to issuance).

The Company used a placement agent in connection with the transaction. For its services, the placement agent received a cash placement fee equal to 10% of the net proceeds from the transaction.

The issuance of the note, the warrant and the shares of common stock under the purchase agreement was exempt from the registration requirements of the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). In making this determination, the Company relied on the representations of Auctus in the purchase agreement that it is an “accredited investor” and had access to information about its investment and about the Company. Should the note and warrant be converted into shares of common stock, the issuance of the shares of common stock would be exempt from the registration requirements of the Securities Act pursuant to the exemption for exchange transactions under Section 3(a)(9) of the Securities Act.

The descriptions of the of the purchase agreement, the note and the warrant do not purport to be complete and are qualified in their entirety by the full text of each, attached as Exhibits 10.1 and 4.1 and 4.2, respectively, and incorporated herein by reference.

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This current report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy any securities. The securities described above have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act.

Item 2.03	Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Number	Exhibit
4.1	Convertible Note
4.2	Warrant
10.1	Purchase Agreement, dated February 13, 2017, by and between the Company and Auctus Fund, LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

/s/ Gene S. Cartwright
By: Gene S. Cartwright, Ph.D.
President and Chief Executive Officer
Date: February 16, 2017

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EXHIBIT INDEX

Number	Exhibit
4.1	Convertible Note
4.2	Warrant
10.1	Purchase Agreement, February 13, 2017, by and between the Company and Auctus Fund, LLC

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